SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549
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                           AMENDMENT NO. 2 TO
                             SCHEDULE 14D-1
             TENDER OFFER STATEMENT PURSUANT TO SECTION
          14(D)(1) OF THE SECURITIES EXCHANGE ACT OF 1934
                                  AND
                              SCHEDULE 13D
             UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         CHEYENNE SOFTWARE, INC.
------------------------------------------------------------------------
                        (Name of Subject Company)

                        TSE-TSEHESE-STAESTSE, INC.
                 COMPUTER ASSOCIATES INTERNATIONAL, INC.
------------------------------------------------------------------------
                                (Bidder)

                 COMMON STOCK, $.01 PAR VALUE PER SHARE
    SERIES A JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS
------------------------------------------------------------------------
                     (Title of Class of Securities)

                               166888107
------------------------------------------------------------------------
                 (CUSIP Number of Class of Securities)

                              SANJAY KUMAR
                       TSE-TSEHESE-STAESTSE, INC.
              C/O COMPUTER ASSOCIATES INTERNATIONAL, INC.
                     ONE COMPUTER ASSOCIATES PLAZA
                     ISLANDIA, NEW YORK  11788-7000
                             (516) 342-5224
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        (Name, Address and Telephone Number of Person Authorized
        to Receive Notices and Communications on Behalf of Bidder)

                               COPIES TO:
                          SCOTT F. SMITH, ESQ.
                         HOWARD, DARBY & LEVIN
                      1330 AVENUE OF THE AMERICAS
                       NEW YORK, NEW YORK  10019
                       TELEPHONE: (212) 841-1000
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                            October 11, 1996
                  (Date Tender Offer First Published,
                   Sent or Given to Security Holders)
------------------------------------------------------------------------


                           Page 1 of 4 Pages
                    Exhibit Index begins on page 4

            Computer Associates International, Inc. and its wholly owned subsidiary, Tse-tsehese-staestse, Inc., hereby amend and supplement their Tender Offer Statement on Schedule 14D-1, originally filed on October 11, 1996 and amended by Amendment No. 1 filed on October 23, 1996 (the "Statement"), with respect to an offer to purchase all outstanding shares of Common Stock, par value $.01 per share, including associated Preferred Share Purchase Rights, of Cheyenne Software, Inc. (the "Company") as set forth in this Amendment No. 2. Capitalized terms not defined in this Amendment No. 2 have the meanings assigned to them in the Statement.

Item 10.    Additional Information

            The response to Item 10 is hereby amended and supplemented as follows:

            On October 25, 1996, Computer Associates and the Company issued the joint press release attached hereto as Exhibit (a)(11). The information set forth in the press release is incorporated herein by reference.

Item 11.    Material to be Filed as Exhibits.

(a)(11) Text of joint press release issued by Computer Associates and the Company dated October 25, 1996.

                          SIGNATURE

            After due inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 25, 1996

                    TSE-TSEHESE-STAESTSE, INC.


                    By/s/ Peter Schwartz
                    --------------------------------------
                     Name:  Peter Schwartz
                     Title: Vice President and Treasurer


                    COMPUTER ASSOCIATES INTERNATIONAL, INC.


                    By/s/ Peter Schwartz
                    --------------------------------------
                     Name:  Peter Schwartz
                     Title: Senior Vice President and
                     Chief  Financial Officer

                        EXHIBIT INDEX

Exhibit
Number 	Exhibit Name

(a)(11)	Text of joint press release issued by Computer Associates and the Company dated October 25, 1996.